UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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AMERICANWEST BANCORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

TIME	1:00 p.m. Pacific Daylight Time on Thursday, May 28, 2009

PLACE	AmericanWest Bank Support Center, 110 South Ferrall Street, Spokane, Washington 99202

ITEMS OF BUSINESS

1.      Election of the seven individuals nominated by the Board of Directors as directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2. Ratification of the appointment of Moss Adams LLP as AmericanWest Bancorporation’s independent auditors for the year ending December 31, 2009.

3. To take action on any other business that may properly be considered at the Meeting or any adjournments or postponements thereof.

RECORD DATE	You may vote at the Meeting if you were a shareholder of record at the close of business on April 15, 2009.

VOTING BY PROXY	If you cannot attend the Meeting, you may vote your shares by completing and promptly returning the enclosed proxy card in the envelope provided, or by following the instructions for voting by telephone or on the Internet.

ANNUAL REPORT	AmericanWest Bancorporation’s 2008 Annual Report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Simmons

Secretary

This Notice of Meeting, Proxy Statement and accompanying proxy card are being distributed on or about April 27th, 2009.

i

ii

41 West Riverside Avenue

Suite 400

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

May 28, 2009

We are providing these proxy materials in connection with the solicitation by the Board of Directors of AmericanWest Bancorporation (the “Company”) of proxies to be voted at the Company’s Annual Meeting of Shareholders (the “Meeting”) to be held on May 28, 2009 at 1:00 p.m. Pacific Daylight Time at the AmericanWest Support Center, 110 S. Ferrall Street, Spokane, Washington, and at any adjournments or postponements of the Meeting. This Proxy Statement and accompanying Proxy Card are first being sent to shareholders on or about April 27th, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 28, 2009

The proxy statement and the annual report are also available at https://www.sendd.com/EZProxy/?project_id=268

You may access the following proxy materials at https://www.sendd.com/EZProxy/?project_id=268.

•	This Proxy Statement;

•	The Company’s 2008 Annual Report on Form 10-K; and

•	The Chairman’s and President’s Letter to Shareholders.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the Meeting?

The Board of Directors of the Company (the “Board”) has set April 15, 2009 as the record date for the Meeting. If you were the owner of Company common stock at the close of business on the record date, you may vote at the Meeting. On each matter to be voted on (including each director nominee to be voted upon), you are entitled to one vote for each share of Company common stock you held on the record date, including:

•	Shares held of record in your name on the books of the Company, whether in certified or uncertified form.

•

Shares held for you in an account with a broker, bank or other nominee (a “Broker”), commonly referred to as shares held “in street name”. Your name does not appear in the books of the Company with respect to these shares.

•	Shares credited to your account in the AmericanWest Bank 401(k) Retirement Savings Plan (“401(k) Plan”).

How many shares must be present to hold the Meeting?

A majority of the Company’s shares of outstanding common stock as of the record date must be present at the Meeting in order to hold the Meeting and conduct business. On the record date, there were approximately 17,213,288 shares of Company common stock outstanding. As of the record date, the directors and executive officers held 571,657 shares entitled to vote at the Meeting. Shares are counted as present at the Meeting if the owner of the shares:

•	is present in person at the Meeting; or

•	has properly submitted a proxy card.

Shareholders of record who are present at the Meeting in person or by proxy and who abstain, including Brokers holding customers’ shares who cause abstentions to be recorded at the Meeting, are considered shareholders who are present and entitled to vote, and will count toward the presence of a quorum. Broker non-votes will also be counted towards the presence of a quorum.

What proposals will be voted on at the Meeting?

There are two agenda items scheduled to be voted on at the Meeting:

1.	Election of the seven individuals nominated by the Board of Directors as directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	Ratification of the appointment of Moss Adams LLP as the Company’s independent auditors for the year ending December 31, 2009.

How many votes are required to approve the proposals?

If a quorum exists at the Meeting, each proposal will be approved as follows:

Proposal 1: The seven nominees receiving the largest number of votes cast by the shares entitled to vote in the election will be elected as directors. Consequently, abstentions and broker non-votes will have no impact on whether or not the nominees will be elected to the Board.

Proposal 2: The number of votes cast in favor of the proposal exceeds the number of votes cast against it. Consequently, abstentions and broker non-votes will have no impact on the ratification of Moss Adams LLP and effectively reduce the number of votes necessary to approve the proposal.

How are votes counted?

You may vote “FOR” or “VOTE WITHHELD” for each nominee for the Board of Directors (Proposal 1). You may vote “FOR”, “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Moss Adams LLP as independent auditors for the year ending December 31, 2009 (Proposal 2). If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee, and “FOR” Proposal 2.

If you hold your shares in street name (i.e., through a Broker) and do not provide voting instructions to your Broker, your shares will be counted towards the presence of a quorum, but will not be voted on any proposal on which your Broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes effectively reduce the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” each of the director nominees (Proposal 1), and “FOR” the ratification of the appointment of Moss Adams LLP as independent auditors for the year ending December 31, 2009 (Proposal 2).

How do I vote my shares without attending the Meeting?

If you are a shareholder of record, you may vote your shares without attending the Meeting as follows:

•

By Mail—You may vote by mail by properly marking your selections on the proxy card included with this Proxy Statement (the “Proxy Card”), signing and dating the Proxy Card, and mailing it in the enclosed postage-paid envelope. You should sign your name exactly as it appears on the Proxy Card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate both your name and title or capacity. Votes by mail must be received prior to the Meeting.

•

By Internet—You may vote by Internet by logging on to http://www.illinoisstocktransfer.com, clicking on the heading “Internet Voting” and following the instructions on the screen. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the Proxy Card. Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Daylight Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned your Proxy Card.

•

By Telephone—You may vote by telephone by calling Toll Free 1-800-555-8140 and following the instructions. When asked for your Voter Control Number, enter the number printed just above your name on the front of the Proxy Card. Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Daylight Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned your Proxy Card.

If you vote by more than one method, or more than once by one or more methods, the last vote received will be counted as your vote. For example, if you vote by mailing in your Proxy Card, but then vote the next day by telephone, but your Proxy Card is received in the mail after your telephone vote, your vote as shown on the Proxy Card will control.

For shares held in street name (i.e., by a Broker), your Broker will determine the methods of voting and communicate them to you. Typically, you may complete and mail a voting instruction card to your Broker, or, in most cases, submit voting instructions by telephone or the Internet at the phone number or website address provided by your Broker. You should follow the voting directions provided by your Broker. If you timely provide specific voting instructions by mail, telephone or the Internet (as applicable), your shares will be voted by your Broker as you have directed. The website address and phone number indicated above will not allow you to vote shares held in street name.

How do I vote my shares in person at the Meeting?

If you are a shareholder of record, to vote your shares at the Meeting you should bring the enclosed Proxy Card and proof of identification.

You may vote shares held in street name at the Meeting only if you (1) follow the instructions provided by your Broker to obtain from your Broker a signed legal proxy to vote in person, giving you the right to vote the shares, and (2) present that form at the Meeting.

Even if you plan to attend the Meeting, we encourage you to vote by mail, telephone or Internet so your vote will be counted if you later decide not to attend the Meeting.

What does it mean if I receive more than one Proxy Card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each Proxy Card or vote by phone or on the Internet for each Proxy Card received.

May I revoke my proxy or change my vote?

If you are a shareholder of record and voted by mail, you may revoke your proxy and change your vote as follows:

•

You may revoke your proxy by sending a written statement to that effect to the Secretary of the Company, which must be received prior to the Meeting. This will revoke your prior Proxy Card, but will not constitute a new proxy or direction to vote.

•	You may revoke any prior proxy card and change your vote by requesting a new Proxy Card from the Secretary of the Company and submitting that new Proxy Card properly signed.

•	You may revoke your proxy by voting by telephone or by Internet after your Proxy Card is received by the Company.

•	You may always vote in person at the Meeting, which will constitute revocation of any previous proxy card. (Note: simply attending the Meeting will not, of itself, revoke a proxy.)

If you are a shareholder of record and voted by telephone or by Internet, you may revoke your proxy by (i) voting again by telephone or by Internet, (ii) by signing, dating and returning the Proxy Card, if such Proxy Card is received by the Company after your telephone or Internet vote, or (iii) by voting in person at the Meeting.

If your shares are held in street name (i.e., by a Broker), you will need to follow the instructions (if any) provided by your Broker to revoke your proxy or change your vote.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees

The Company’s Articles of Incorporation, as amended (the “Articles”), allow the Board of Directors to set the number of directors on the Board within a range of 5 to 25. The Articles also allow the Board to fill vacancies created on the Board, whether those vacancies occur as a result of resignation or by increase in the number of directors. The Board by resolution has set the number of directors to serve on the Board of Directors, effective with the Meeting, at seven directors. Directors are elected for terms of one year or until their successors are elected and qualified.

At the Meeting, seven directors are to be elected, each to serve until the 2010 Annual Meeting of Shareholders or until his or her successor is elected and qualified. Currently the Board consists of eight directors. Douglas K. Anderson has not been re-nominated, at his request, and the Board determined to reduce the size of the Board accordingly to seven directors, as a cost savings measure.

The Board of Directors has nominated the following seven individuals, who currently serve as directors, for election as directors at the Meeting: J. Frank Armijo, Kay C. Carnes, Craig D. Eerkes, H. Don Norton, Patrick J. Rusnak, Donald H. Swartz and P. Mike Taylor. All nominees, with the exception of H. Don Norton and Patrick J. Rusnak, are independent as defined in the NASDAQ Marketplace Rules. None of the independent directors is a party to any transaction or has a relationship or arrangement with the Company that is not disclosed under “Related Party Transactions and Business Relationships” below. The Articles do not provide for cumulative voting. It is the intent of the Company to have all nominees attend the Meeting, but the Company does not have a formal policy regarding attendance. All directors attended the 2008 Annual Meeting of Shareholders.

The following is a description of the business experience for at least the past five years for each of the current directors and director nominees:

J. FRANK ARMIJO	Director since 2006

J. Frank Armijo, age 46, is the Program Director and General Manager of West Coast Advanced Technology Solutions Programs for Lockheed Martin Information Systems and Global Services. Mr. Armijo served on the Columbia Trust Bancorp and Columbia Trust Bank boards of directors from October 2003 until March 2006, the effective date of the merger between the Company and Columbia Trust Bancorp. Upon completion of the merger, Mr. Armijo was appointed to the Board of the Company as of such effective date. Mr. Armijo currently serves as Vice Chairman of TRIDEC, the Tri-Cities Regional Economic Development Organization.

KAY C. CARNES	Director since 2006

Kay C. Carnes, age 70, is an Accounting Professor, Coordinator of Accounting Programs and Associate Dean of the School of Business Administration at Gonzaga University. She is a Certified Public Accountant and Certified Internal Auditor. She is past chair of the Washington State Board of Accountancy and currently serves on the International Qualifications Appraisals Board which negotiates international accounting reciprocity under WTO and NAFTA agreements.

CRAIG D. EERKES	Director since 2003

Craig D. Eerkes, age 57, is President and CEO of Sun Pacific Energy, Inc., in Kennewick, Washington. He is also a director of Western Mutual Insurance Co. in Salt Lake City, Utah.

H. DON NORTON	Director since 2007

H. Don Norton, age 63, is the Regional Director for the Far West Bank division of AmericanWest Bank in Utah. Mr. Norton served as a director and President and Chief Executive Officer of Far West Bank and Far West Bancorporation prior to the completion of the merger between the Company and Far West Bancorporation in 2007. Upon completion of the merger, Mr. Norton was appointed to the Board of Directors of the Company.

PATRICK J. RUSNAK	Director since 2008

Patrick J. Rusnak, age 45, joined the Company in September 2006 as Executive Vice President and Chief Operating Officer, and has served as President and Chief Executive Officer since July 2008. Mr. Rusnak has over 20 years of banking experience, including serving in executive management roles at Western Sierra Bancorp, Umpqua Holdings Corporation and Humboldt Bancorp.

DONALD H. SWARTZ	Director since 1998

Donald H. Swartz, age 63, is the President of J & M Electric, Inc., which performs electrical construction and maintenance services for industrial and commercial facilities. Mr. Swartz was a founder of Grant National Bank of Ephrata, Washington in 1989 and served as a director and as Chair of its board of directors until its acquisition by AmericanWest Bancorporation in 1998.

P. MIKE TAYLOR	Director since 2001

P. Mike Taylor, age 65, a licensed civil engineer, is Director of Engineering Services for the City of Spokane, Washington. He is the founder, and prior to December 19, 2008 was the President, of Taylor Engineering, Inc., Spokane, Washington. He is also an owner and Managing Partner of P. Mike Taylor, LLC, a business consulting and software development company.

All of the above nominees have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the Proxy Card.

DOUGLAS K. ANDERSON	Director since 2007

Douglas K. Anderson, age 46, is the President and CEO of Pacific Commercial Properties Corp. a real-estate development entity specializing in resort development, office and industrial parks development, leasing and management. His current and past business experience includes general contracting and development in military housing on installations through the U.S., as well as big box retail, golf and ski resort construction and development principally throughout the western U.S. and Canada. He was a director for five years of First Utah Bank and First Utah Bancorporation based in Salt Lake City before being appointed to the Board of the Company effective October 2007. Mr. Anderson has not been re-nominated for election as a director, at his request.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE SEVEN NOMINEES.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2009

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. Shareholder approval of the selection of Moss Adams LLP as our independent auditors is not required by law, by our Bylaws or otherwise, and the Audit Committee is not bound by the shareholder vote. The Audit Committee will consider the results of the shareholder vote on this proposal. In the event of a vote against ratification, the Audit Committee will reconsider its selection of Moss Adams LLP, but may, in its discretion, retain Moss Adams LLP. In the event of a vote for ratification, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company and its shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of common stock beneficially owned as of April 15, 2009,1 by each person known to beneficially own more than 5% of AmericanWest Bancorporation’s common stock, which is the only class of stock with issued and outstanding shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class
Common Stock	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	896,904 shares(2)	5.21%

(1)	This information is to the best of the Company’s knowledge, based on a Schedule 13G filed on February 9. 2009 by Dimensional Fund Advisors LP with respect to its ownership of shares as of December 31, 2008.

(2)	Dimensional Fund Advisors LP (DFA) is an investment advisor to four investment companies and investment manager to their commingled group trusts and separate accounts (collectively, the “Funds”). As investment advisor and manager, DFA possesses investment and/or voting power over these shares of common stock of the Company, but disclaims beneficial ownership of the shares. DFA holds to dispose or to direct the disposition of 869,904 shares, and sole power to vote 863,524 of those shares.

The following table sets forth the shares of common stock beneficially owned as of April 15, 2009, by each Director, by each named executive officer (as such term is defined below), and by the Directors and Executive Officers as a group.

For purposes of this table, in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to such common stock. The table includes (i) shares owned by spouses, (ii) shares owned by certain other immediate family members, (iii) shares held in trust, (iv) shares held in retirement accounts or funds for the benefit of the named individuals, and (iv) shares held in other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

Name of Beneficial Owner(1)	Direct Beneficial Ownership		Indirect Beneficial Ownership		Exercisable Options(2)	Total Beneficial Ownership(3)	Percent of Class
Douglas K. Anderson	2,000		3,000		—	5,000	0.03%
J. Frank Armijo	9,792		—		6,902	16,694	0.10%
Kay C. Carnes	1,365		—		1,500	2,865	0.02%
Craig D. Eerkes	33,177		—		11,722	44,899	0.26%
H. Don Norton	—		424,136	(4)	—	424,136	2.46%
Donald H. Swartz	46,411		5,067	(5)	17,400	68,878	0.40%
P. Mike Taylor	8,668		—		15,200	23,868	0.14%
Patrick J. Rusnak	—		15,500	(6)	600	16,100	0.09%
Rick E. Shamberger	—		—		9,300	9,300	0.05%
B. Nicole Sherman	—		20,541	(7)	600	21,141	0.12%
Jay B. Simmons	—		—		1,000	1,000	0.01%
Brad L. Smith	2,000	(8)	—		—	2,000	0.01%

All Directors & Executive Officers as a group (12 persons)	103,413		468,244		64,224	635,881	3.69%

(1)	Robert M. Daugherty served as President and CEO until July 2008. He is not included in the table above as he is not currently an executive officer of the Company. Likewise, R. Blair Reynolds served as General Counsel until April 2008. He is not included in the table above as he is not currently an Executive Officer of the Company.

(2)	Shares of common stock subject to options currently exercisable within 60 days after April 15th are deemed outstanding for the purpose of computing the percentage of ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person.

(3)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Applicable percentage ownership is based on 17,213,288 aggregate shares outstanding as of 4/15/09.

(4)	Total includes shares held by HD & RR Norton Investments (397,047), IRA FBO Mr. Norton’s spouse (18,839) and IRA FBO H. Don Norton (8,250).

(5)	Total includes 4,418 shares held by J & M Electric Inc. and 649 shares held as custodian for Mr. Swartz’s grandchildren over which Mr. Swartz’s spouse shares voting and investment power.

(6)	Total includes shares held by Family Trust.

(7)	Shares held for Ms. Sherman through the Company’s 401(k) plan.

(8)	Mr. Smith resigned from the Company and AmericanWest Bank effective March 6, 2009.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission (“Commission”). The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a).

Based solely upon a review of Forms 3, Forms 4 and Forms 5 and amendments thereto furnished to the Company pursuant to Rule 16(a)(3)(e) during the year ended December 31, 2008, and written representations from certain of its directors and executive officers that no Forms 5 were required to by filed, the Company believes that all directors, executive officers and beneficial owners of more than 10% of the common stock have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.

BOARD COMMITTEES AND MEETINGS

During the year ended December 31, 2008, the Board of Directors held 12 regular meetings. The Board of Directors also held 17 Special Board meetings during 2008. The Board has an Audit and Compliance Committee (“Audit Committee”), a Compensation Committee, and a Corporate Governance Committee that serves as the nominating committee of the Board. Each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served and that were held during the period for which he or she was a Board or Committee member.

The following table summarizes the membership of the Board and each of its standing committees, as well as the number of times each met during 2008.

Director	Board	Audit & Compliance	Compensation	Corporate Governance
Douglas K. Anderson	☑	☑
J. Frank Armijo	☑		☑
Kay C. Carnes	☑	Chair
Robert M. Daugherty(1)	☑
Craig D. Eerkes	Chair		☑	☑
H. Don Norton	☑
Patrick J. Rusnak(2)	☑
Donald H. Swartz	☑		Chair	☑
P. Mike Taylor	☑	☑		Chair

Total Meetings held in 2008	29	13	14	4

(1)	Mr. Daugherty resigned from the Board effective July 2008.

(2)	Mr. Rusnak was appointed to the Board effective November 2008.

Audit and Compliance Committee

The Audit Committee is comprised solely of independent directors (as defined in the NASDAQ Marketplace Rules) and meets at least quarterly with the Company’s management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements; recommend to the Board the independent auditors to be retained; receive and consider the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and review and oversee the Company’s compliance with applicable laws and regulations. The Audit Committee met 13 times during 2008. A copy of the Audit and Compliance Committee’s charter is available on the Company’s website at www.awbank.net.

The Board has determined that Director Carnes is an “audit committee financial expert.” As an Accounting Professor, Certified Public Accountant and Certified Internal Auditor, Ms. Carnes has both an understanding of generally accepted accounting principles (“GAAP”) and the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that the Company reasonably expects to be raised by its financial statements.

Compensation Committee

The Compensation Committee is comprised solely of independent directors (as defined in the NASDAQ Marketplace Rules) and meets at least quarterly with the Company’s management to, among other things, review compensation and award levels; discuss the individual performance of and approve compensation awards (including salary adjustments, non-equity incentive plans, equity awards and bonus amounts) for each member of executive management, including the chief executive officer; and act as Administrator of, and administer and interpret, the Company’s 2006 Equity Incentive Plan. The Compensation Committee met 14 times during 2008. A copy of the Compensation Committee’s charter is available on the Company’s website at www.awbank.net.

Corporate Governance Committee

Although it is not a requirement under applicable law and regulations, the Board of Directors believes that it is good governance policy, and therefore has adopted a Board policy to provide, that the Corporate Governance Committee be comprised solely of independent directors (as defined in the NASDAQ Marketplace Rules).

The Committee is primarily responsible for considering and making recommendations to the Board of Directors concerning the development, implementation and monitoring of the Company’s corporate governance principles, including the structure, size, functions and needs of the Board and Board committees. This includes establishing the criteria, and recruiting and screening candidates, for Board membership; recommending director nominees for Board and shareholder approval; recommending director compensation; making recommendations regarding committee assignments and functions; reviewing succession plans for the Chief Executive Officer (“CEO”) of the Company and making recommendations to the Board with respect to the selection of the CEO of the Company; and reviewing and making recommendations to the Board of Directors on the Company’s corporate governance guidelines, Code of Ethics and committee charters.

The Committee’s policy for consideration of director candidates nominated by shareholders is to apply the Company’s rules for shareholder proposals which are included in this document under “Shareholder Proposals.” The Committee’s practice is to consider a candidate’s primary attributes of personal integrity and character, judgment, knowledge and leadership in a business or related setting, business acumen, and other commitments. These factors are considered in the context of the Company’s needs at that point in time. The Committee does not have a separate policy with respect to candidates recommended (but not nominated) by shareholders but would review any such recommendation using the same criteria set forth above.

Any proposed nomination or recommendation of a director candidate should be directed to Mr. Taylor, the Chair of the Corporate Governance Committee, at the address indicated at the beginning of this Proxy Statement.

The Corporate Governance Committee met four times during 2008. A copy of the Corporate Governance Committee’s charter is available on the Company’s website at www.awbank.net.

CODE OF ETHICS

The Company has adopted a Code of Ethics that is applicable to all officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company has also adopted a Code of Ethics for Directors and Senior Financial Officers that is applicable to the directors and all officers of the Company who are “executive officers” as such term is defined for purposes of Regulation O of the Federal Reserve Board, including the Company’s principal executive officer, principal financial officer and principal accounting officer. Both Codes of Ethics may be viewed on the Company’s website at www.awbank.net. The Company intends to post any amendments to either code of ethics, and all waivers thereof relating to any director or senior executive officer, on its website at the web address set forth above.

DIRECTORS’ COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. In setting director compensation, the Board, upon the recommendation of its Corporate Governance Committee, considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the position each holds on the Board (see discussion of fees below). Directors are subject to a minimum share ownership requirement, as established from time to time by the Board upon the recommendation of the Corporate Governance Committee, following a reasonable phase-in period for new directors.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2008, members of the Board of Directors who are not employees of the Company received an annual cash retainer of $14,400 and an attendance fee of $650 for regular Board meetings and special meetings requiring in-person attendance or of significant duration as determined by the Chairman; an attendance fee of $100 was paid for all other special meetings. Committee members received $300 per committee meeting, except for members of the Audit & Compliance Committee who received $500 per meeting. With the exception of the Audit Committee chair, committee chairs received an additional $150 per committee meeting. The chairman of the Board received an additional $250 per Board meeting and the chair of the Audit Committee received an additional monthly payment of $150. Directors who were employees of the Company during 2008 (Messrs. Daugherty, Norton and Rusnak) did not receive any compensation for service as a director.

The Board has reduced all forms of cash compensation for Directors by 20%, effective in January 2009, as a cost savings measure. These reductions will not affect the Director Fee Continuation Agreements described below.

Stock Options

Although the Company traditionally granted stock options to non-employee directors on an annual basis, no such grants were made during 2008. No awards were made as the result of directors being aware of material non-public information related to the Company’s capital raising efforts during the course of the year. It is the Company’s practice to grant equity awards to directors and executive officers at such times that the individuals would be free to trade the Company’s stock under the provisions of the Insider Trading Policy.

Director Fee Continuation Agreements

On January 1, 2003, Mr. Swartz and Mr. Taylor entered into individual Director Fee Continuation Agreements with the Company. Each such Director Fee Agreement provides that the named Director will receive a monthly payment of $500 for 120 months commencing upon retirement from service as a director.

Director Compensation Table

The following table sets forth information regarding the compensation received by each of the Company’s directors during the year ended December 31, 2008:

Director Compensation—2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Douglas K. Anderson	30,650	—	—	—	—	—		30,650
J. Frank Armijo	25,900	—	—	—	—	—		25,900
Ivan T. Call(2)	27,850	—	—	—	—	20,000	(3)	47,850
Kay C. Carnes	32,600	—	—	—	—	—		32,600
Robert M. Daugherty(4)	—	—	—	—	—	—		—
Craig D. Eerkes	33,150	—	—	—	—	—		33,150
H. Don Norton(5)	—	—	—	—	—	—		—
Patrick J. Rusnak(4)	—	—	—	—	—	—		—
Donald H. Swartz	34,300	—	—	—	2,464	—		36,764
P. Mike Taylor	32,750	—	—	—	8,229	—		40,979

(1)	Reflects increase in accrual for benefit under Director Fee Continuation Agreement.

(2)	Dr. Call’s service as a director ended on April 30, 2008, as he was not nominated for re-election in accordance with the mandatory retirement age provision of the Company’s By-laws. He was appointed as an advisory director effective May, 2008. As an advisory director, Dr. Call received the same cash fees as if he were a director.

(3)	Dr. Call received $20,000 during 2008 for distributions under his Director Supplemental Compensation Agreement. This agreement was assumed by the Company in connection with the Far West Bancorporation merger. As of December 31, 2008, 40 of 60 monthly installments remained payable under the agreement.

(4)	Served as an executive officer of the Company and did not receive any compensation for service as a director.

(5)	Mr. Norton is an employee of AmericanWest Bank, though he is not an executive officer, and did not receive any additional compensation for serving as a Board member of AmericanWest Bank or the Company. As a result Mr. Norton’s compensation is not required to be disclosed in the Summary Compensation Table or in the Director Compensation Table above. Mr. Norton was paid a salary of $150,000 in 2008. Pursuant to the terms of his employment agreement he also received a car allowance of $6,000, 401(k) employer match of $6,006 and had reportable compensation of $9,832 related to an Amended and Restated Joint Beneficiary Designation Agreement and Life Insurance Method Split Dollar Agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Terms

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer (Principal Executive Officer, or “PEO”) during 2008, as well as the other officers included in the Summary Compensation Table on page 20, are referred to as the “named executive officers.” The term “Committee,” unless the context clearly indicates otherwise, refers to the Compensation Committee of the Board.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one which compensates executive management through a mix of base salary, cash performance-based incentives and equity compensation. In addition, cash bonuses are awarded under certain circumstances. We established the compensation packages for each executive officer with the following objectives:

•	To remain competitive with comparable employers in seeking out superior employees in key positions;

•	To induce talented and experienced executives to join and remain with the Company; and

•	To align management’s incentives with the long-term interests of our shareholders, with the ultimate objective of creating and improving shareholder value.

Based on the foregoing, the Committee has structured the Company’s annual cash and long-term non-cash compensation to motivate our top executives to achieve the business goals of the Company and reward them for achieving such goals and increasing shareholder value through stock price appreciation.

Role of the Committee and the Chief Executive Officer in Compensation Decisions

The Compensation Committee annually reviews with the Chief Executive Officer his performance for the prior year and goals for the next succeeding year, and establishes his compensation and award levels. The Chief Executive Officer is not present during voting and deliberations by the Committee on his compensation and award levels. The Chief Executive Officer annually reviews the performance of each member of executive management, including the named executive officers, other than himself. His conclusions and recommendations based on those reviews are presented to the Committee, which can exercise its discretion to modify his recommendations but, generally, accepts his recommendations with minor adjustments. The Chief Executive Officer’s recommendations include base salary adjustments, equity awards and potential performance-based incentive award amounts. The Committee determines the compensation of and awards to all executive vice presidents, including all of the named executive officers.

Decisions relating to the non-equity compensation of all other employees of the Company are made by the Chief Executive Officer and other executive officers, as appropriate, through the normal budgetary process. The Chief Executive Officer also presents the annual operating budget, which serves as a key element of gauging corporate performance, each year to the Board for its approval.

Review of Executive Compensation Packages for 2008

In December 2007, the Company engaged a national consulting firm with a specialized executive compensation consulting practice to conduct a review of the Company’s executive officer compensation packages. This review was completed during the first quarter of 2008 and included a review of and recommendations for establishing appropriate base salary, non-equity performance-based compensation, equity compensation and other compensation elements based on a recommended peer group and consistent with the Company’s strategic performance and shareholder return objectives.

Targeted Overall Compensation

To assist in establishing “targeted overall compensation” – i.e., the aggregate level of compensation that the Company will pay if performance goals are fully met – we periodically review the compensation of senior management at banking institutions on the West Coast of the United States that have market capitalization and asset size comparable to ours and which generally recruit individuals to fill executive management positions who have similar skills and background to those we recruit. In 2008, this group of financial institutions included:

• Banner Corporation	• Heritage Commerce Corporation

• Capital Corp of the West	• Horizon Financial Corporation

• Cascade Bancorp	• Premier West Bancorp

• Cascade Financial Corporation	• Sierra Bancorp

• City Bank	• Temecula Valley Bancorp Inc.

• Columbia Bancorp	• TriCo Bancshares

• Columbia Banking System, Inc.	• Westamerica Bancorp

• Farmers & Merchants Bancorp	• West Coast Bancorp

• Frontier Financial Corporation	• Vineyard National Bancorp

• Glacier Bancorp Inc.

The Committee periodically reviews the list of peer institutions and management internally develops data based on public information from proxy statements filed by these institutions with the SEC.

Overview of Executive Compensation

The overall mix of executive compensation includes base salary, non-equity incentive compensation, equity-based incentives issued under the Company’s 2006 Equity Incentive Plan, discretionary bonuses and other benefits that are generally available to all employees. In cases where a new executive officer is recruited to the Company, a relocation reimbursement package may be negotiated. The Company does not currently offer any defined pension benefits or non-qualified supplemental executive retirement plan (“SERP”) benefits to any named executive officers. Although all employment agreements for named executive officers provide the executive the elective option to defer compensation under a non-qualified plan, to date no officer has made such an election.

In July 2008 Mr. Rusnak was appointed interim President and Chief Executive Officer, and on October 31, 2008, was appointed as permanent President and Chief Executive Officer. Mr. Rusnak’s targeted overall compensation was established at the time of his initial recruitment and appointment as Chief Operating Officer in September 2006, and included a mix of base salary, first year guaranteed bonus and equity compensation. Mr. Rusnak’s compensation did not increase upon his appointment as Chief Executive Officer. With respect to all other executive officers, including the named executive officers, we established their overall compensation through individual negotiation at the time they were initially hired. The base salary and incentive compensation of all of the named executive officers may be adjusted annually in accordance with our standard compensation practices. Employee performance evaluations are reviewed for the purposes of determining a salary increase for all employees, including the named executive officers, on an annual basis.

Base Salary

The base salaries for the named executive officers were initially established as part of the overall compensation package negotiation when they were initially hired by the Company. Generally speaking, the initial base salary amounts were based upon competitive market analysis, internal pay equity consideration, and the executive officer’s compensation immediately prior to being hired.

As the result of the third party executive compensation review noted above and job performance assessments, the base salaries of Mr. Rusnak, Ms. Sherman and Mr. Shamberger were increased effective January 1, 2008. In addition, in December 2008 the Company agreed to increase Ms. Sherman’s base salary in connection with her relocation to the Utah market area at the request of the Company, to compensate for the cost of living differential and higher state taxes. The following table presents information about the base salary increases awarded in 2008:

	Previous Base Salary	New Base Salary	Amount Increase	% Increase	Date of Last Increase
Patrick J. Rusnak	$230,000	$250,000	$20,000	8.7%	January 2008
Rick E. Shamberger	$165,375	$185,000	$19,625	11.9%	January 2008
B. Nicole Sherman(1)	$165,375	$185,000	$19,625	11.9%	January 2008

(1)	In December 2008, the Company agreed to increase Ms. Sherman’s salary in connection with her relocation to the Utah market area, and the increase was implemented in February 2009 when her relocation was complete.

The Company has instituted a freeze on salary increases for all executive officers effective as of January 2009. Accordingly, it is the Board’s intention not to consider any annual or merit increases in the salaries of executive officers until January 2010 at the earliest, subject to exceptions for promotions to new positions or unusual circumstances.

Non-equity Incentive Compensation Plans

In March 2008, the Committee approved the 2008 Annual Executive Officer Incentive Compensation Plan (“2008 Plan”). The 2008 Plan established the following threshold, target and maximum level of incentive compensation as a percentage of the participating officer’s base salary in effect at December 31, 2008:

	Threshold	Target	Maximum
Patrick J. Rusnak (PEO, PFO)	25.0%	50.0%	62.5%
Rick E. Shamberger	20.0%	40.0%	50.0%
B. Nicole Sherman	20.0%	40.0%	50.0%
Robert M. Daugherty (PEO)(1)	37.5%	75.0%	93.8%

(1)	Mr. Daugherty, held the position of President and Chief Executive Officer until July 24, 2008.

The following table presents the actual incentive opportunities for each named executive officer based on his/her base salary in effect at December 31, 2008:

	Threshold	Target	Maximum
Patrick J. Rusnak (PEO, PFO)	$62,500	$125,000	$156,250
Rick E. Shamberger	$37,000	$74,000	$92,500
B. Nicole Sherman	$37,000	$74,000	$92,500
Robert M. Daugherty (PEO)	$157,500	$315,000	$393,960

The Target level of performance was defined as achievement of targeted or desired results established by the Board, whether on a corporate or individual basis. The Threshold level of performance, which provided an incentive payout equal to 50% of the Target level, represented achievement of results below Target but still of sufficient accomplishment to merit a financial award. The Maximum level of performance provided for a payout equal to 125% of the Target level, commensurate with achievement of results significantly in excess of the expected level to a point where additional compensatory reward was warranted based on the incremental financial and other tangible benefits inured to the Company as a result. Results falling below the standards prescribed for the Threshold level for the Corporate or Individual Goals component resulted in no incentive award being earned for that particular measure.

The 2008 Plan provided for the incentive opportunity for each participant to be allocated among three categories: Corporate Goal, Individual Goals and Discretionary. The Committee considered the roles of each named executive officer, including the ability to influence overall corporate performance, and determined that the following allocations fairly weighted the influence and responsibility for each named executive officer based on his/her position:

	Corporate	Individual	Discretionary
Patrick J. Rusnak (PEO, PFO)	60%	25%	15%
Rick E. Shamberger	35%	50%	15%
B. Nicole Sherman	35%	50%	15%
Robert M. Daugherty (PEO)	75%	10%	15%

The Committee believed that Mr. Daugherty and Mr. Rusnak, in their roles as Chief Executive Officer and Chief Operating Officer, respectively, had a significantly greater ability to influence the overall financial performance of the Company than the other named executive officers. Accordingly, the portion of their potential award for the Corporate Goal was weighted significantly greater than the other named executive officers, with a corresponding reduction in the portion attributable to Individual Goals. Mr. Rusnak’s potential incentive award under the 2008 Plan and individual goals were not modified as result of his appointment as Chief Executive Officer on an interim basis in July 2008 or permanent basis in October 2008.

For example, in the case of Mr. Rusnak, the total potential award for Target level performance of $125,000 was apportioned to the Corporate Goal ($75,000), Individual Goals ($31,250) and Discretionary ($18,750). Achievement of performance above or below the prescribed Target levels would result in the individual award amounts being greater or less than these amounts, as the case may be.

In 2008, the Corporate Goal was comprised of equally-weighted measures: return on average assets (“ROA”) and diluted earnings per share (“EPS”). ROA is a widely-used metric in the banking industry and is calculated by dividing net income by total average assets. It provides a relative measure of overall profitability. For 2008, the Company had a budgeted ROA of 0.40% (as approved by the Board of Directors), which was established as the Threshold performance level for the Corporate Goal. The Target Corporate Goal ROA was established as 0.50% and the Maximum as 0.60%. The EPS Threshold, like the ROA, was established as the budgeted amount, or $0.50 per share, with the Target and Maximum amounts being $0.64 and $0.77, respectively. The Company’s net income would have increased by approximately $2 million as the result of performance being achieved at the Target level instead of Threshold, and an additional $2 million for attaining the Maximum level. Since the Company recognized a net loss in 2008, no incentive awards were earned for either of the two the Corporate Goal components of the 2008 Plan.

Up to four Individual Goals were established for each executive officer as part of the 2008 Plan. The Individual Goals and performance target levels were selected based upon each executive’s scope of responsibility. The overall potential Individual Goals award for each performance level was allocated to each goal based on its relative importance. For example, in the case of Mr. Rusnak, the Target level award of 25% was allocated to three goals at 10%, 10% and 5%, respectively.

Since the Company is regulated by government agencies and the results of periodic regulatory examinations can have a significant impact on the Company’s ability to execute its strategic plan, two of the four named executive officers were assigned an individual goal related to regulatory matters. The performance targets for individual goals related to regulatory matters were based on the rating results of the annual safety and soundness examination and differ among the named executive officers based on areas of primary responsibility. Generally, the threshold level would mean that the Company has no significant regulatory issues. Under existing federal regulations, such examination ratings must be treated as confidential information. Accordingly, specific information regarding these performance targets and actual results may not be disclosed in this report. Other individual goals are based on the performance of specific areas of Company operations for which the named executive is primarily responsible.

The third component of the 2008 Plan was the Discretionary award. The purpose of the Discretionary component is to recognize and reward the efforts of each named executive officer for areas that are not covered under individual goals due to the difficulty in measuring performance in a purely objective manner. This would include the subjective assessment of an individual’s leadership ability, effort, and commitment to achieving corporate performance goals. In light of the Company’s overall financial results for 2008, Mr. Rusnak recommended that no discretionary award be made and this recommendation was accepted by the Committee.

Following are the “scorecards” which present the Individual goals for each named executive officer, with the exception of Mr. Daugherty, who was not eligible for and did not receive any incentive award under the 2008 Plan as a result of his resignation in July 2008. The scorecard summaries include a summary of the individual goals, actual performance results and related awards. As previously discussed, no awards were earned for Corporate Goal performance or the Discretionary component. Although Mr. Rusnak was eligible for an award under the plan based on attainment of specified performance levels for Individual goals, he declined to accept any payment.

P. Rusnak (PEO, PFO)
	Threshold	Target	Maximum	Actual	Award
Corporate Performance	0.40%	0.50%	0.60%	-4.88%	$0
Individual Goal(s)					$0
1. Regulatory Compliance	*	*	*	—	$0
2. Residential Lending pre-tax income	≥85%; <95% of	≥95%; <105% of	≥105% of budget	<85%	$0
	budget	budget
3. Internal Control	No material weakness; no more than 2 significant deficiencies; all Finance related internal audit reports Satisfactory or higher.	No material weakness; no more than 1 significant deficiency; all Finance related internal audit reports Satisfactory or higher.	No material weakness; no significant deficiencies; all Finance related internal audit reports Satisfactory or higher.	Maximum	$15,625
Discretionary					$0
Total Award					**

*	Specific information cannot be disclosed due to federal banking regulations.

**	Mr. Rusnak declined the award of $15,625.

R. Shamberger
	Threshold	Target	Maximum	Actual	Award
Corporate Performance	0.40%	0.50%	0.60%	-4.88%	$0
Individual Goal(s)
1. Regulatory Compliance	*	*	*	—	$0
2. Average non-performing assets	0.75%	0.50%	0.35%	3.45%	$0
3. Average delinquent loans	0.45%	0.35%	0.20%	1.01%	$0
4. Net charge-offs	0.45%	0.30%	0.20%	6.21%	$0
Discretionary	—	—	—	—	$0
Total Award					$0

*	Specific information cannot be disclosed due to federal banking regulations.

N. Sherman
	Threshold	Target	Maximum	Actual	Award
Corporate Performance	0.40%	0.50%	0.60%	-4.88%	$0
Individual Goal(s)
1. Core deposit growth	≥75%; <90% of budget	≥90%; <110% of budget	≥110% of budget	<75%	$0
2. Retail loan growth	≥90%; <95% of budget	≥95%; <110% of budget	≥110% of budget	>110%	$4,625
3. Non-interest expense control	>103%; ≤106% of budget	≥97%; ≤102% of budget	<97% of budget	101.5%	$11,100
Discretionary	—	—	—	—	$0
Total Award					$15,725

In view of the Company’s current financial condition and general economic conditions, the Committee determined that it was both difficult and inappropriate to establish a short term incentive compensation plan for 2009, and does not currently intend to consider, approve or recommend to the Board any cash incentive compensation to the executive officers with respect to 2009.

Equity Compensation

All stock options and restricted shares have been granted pursuant to the Company’s 2006 Equity Incentive Plan (“2006 Plan”), which was approved by the shareholders at the Company’s 2006 Annual Meeting of Shareholders, or its predecessor, the AmericanWest Bancorporation 2001 Employee Incentive Stock Plan. All stock options and restricted shares granted are approved by the Committee. The 2006 Plan provides the Company the ability to design stock-based incentive compensation programs to:

•	Promote high performance and achievement of corporate goals by directors and key employees,

•	Encourage the growth of shareholder value,

•	Allow key employees to participate in the long-term growth and profitability of the Company, and

•	Maintain the Company’s competitiveness with its peers.

The exercise price of stock options granted under the 2006 Plan is the closing price of the Company common stock on the grant date (in cases where they are being offered to a potential employee prior to his or her hire, the date of hire is the grant date). When an option is granted the exercise price may not be less than one hundred percent (100%) of the Fair Market Value of the Company’s common stock on the date of grant. No stock options were granted to any named executive officers or directors during 2008.

Since 2005, grants of restricted stock with performance vesting conditions (“Performance Shares”) have been used as the principal equity compensation for the named executive officers. These grants have varied in amount from 1,000 to 15,000 shares, with vesting subject to the Company attaining an ROA of 1.0% and continued employment through a prescribed vesting date. As a result of the required ROA not being achieved for 2008, each named executive officer who was employed by the Company prior to 2008 forfeited 20% of his or her previously granted Performance Shares. There were no Performance Shares or stock options granted to directors or named executive officers in 2008. The Committee periodically reviews appropriate targets and may use other incentive targets for future awards. The Plan also gives the Committee the authority to amend existing grant agreements but the Committee has not done so to date.

Although the Committee considered establishing a long-term incentive compensation program for executive officers using equity awards, and engaged and received recommendations from a third party consultant with respect to the design of such a program, no action was taken to implement such a program in light of the Company’s financial performance and condition. The Committee expects that such a long-term incentive compensation program will be reconsidered in the future, as it will allow the alignment of a significant component of overall compensation directly with increased shareholder value and provide a mechanism for retention.

Bonuses

During 2008, the Committee considered two recommendations by Mr. Rusnak for payment of a bonus to a named executive officer based upon special circumstances. The Committee considered and ultimately approved the following bonus payments as it determined the payments were in the Company’s best interests.

In response to Mr. Shamberger’s announced resignation from the Company and its wholly-owned subsidiary, AmericanWest Bank, in July 2008, the Company determined that Mr. Shamberger’s continued employment as Chief Credit Officer would be crucial in connection with the Company’s ongoing efforts to resolve credit quality issues and to attract new capital, and that his departure would result in significant increased expense and potentially jeopardize discussions with prospective investors. In order to retain the employment of Mr. Shamberger, his employment agreement was amended in July 2008 to provide for a retention bonus in the amount of $150,000. This bonus is subject to repayment by Mr. Shamberger on a proportional basis in the event his employment is terminated for certain reasons prior to July 31, 2009.

Ms. Sherman was paid $61,667 as a moving bonus in connection with the Company’s reorganization and her relocation to the Utah market area. In addition, the Company agreed to reimburse Ms. Sherman for direct costs incurred in connection with her relocation, including costs of temporary housing in Utah, closing costs on the purchase of a residence in Utah, moving and storage of household goods, and related income taxes.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. These agreements contain severance and change in control benefits designed to promote stability and continuity of executive management and to align the interests of our executive officers with those of our shareholders by enabling such executives to consider all alternatives that could be in the shareholder interests without having reason to be concerned about their individual futures. Detailed information regarding applicable payments under all such provisions for the named executive officers is provided under the heading “Disclosure Regarding Post-Termination and Change in Control Benefits.”

Perquisites and Other Personal Benefits

As a general rule, the Company does not provide named executive officers with perquisites or other personal benefits not generally available to all full time employees, other than modest amounts for an automobile allowance (in which case the executive is not eligible for mileage reimbursements). None of the named executive officers other than former President and Chief Executive Officer Robert M. Daugherty received any reimbursement of club membership dues during 2008. In some instances, executive officers are provided with relocation assistance. The Company believes that relocation expenses are essential to recruiting talented officers from outside of the Company’s market area and are justified in cases when existing executives agree to relocate at the Company’s request.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Donald H. Swartz, Chairman

J. Frank Armijo

Craig D. Eerkes

EXECUTIVE COMPENSATION

The following tables set forth information regarding compensation earned by, awarded to or paid our Chief Executive Officer, Patrick J. Rusnak, who served as Chief Operating Officer from January 1, 2008 until his appointment as Chief Executive Officer effective July 25, 2008. Mr. Rusnak also holds the position of Chief Financial Officer and is considered the Principal Executive Officer (PEO) and Principal Financial Officer (PFO) of the Company. The tables also include the two other most highly compensated executive officers as of December 31, 2008 whose total compensation exceeded $100,000 for 2008: Rick E. Shamberger (EVP/Chief Credit Officer) and Nicole Sherman (EVP/Chief Banking Officer–Utah). In addition, the table includes Robert M. Daugherty, who served as President and Chief Executive Officer until July 24, 2008. The identification of such “named executive officers” is determined based on each individual’s total compensation for the year ended December 31, 2008, as reported below in the Summary Compensation Table. The Company did not have any other executive officers who met the requirements for inclusion as a named executive officer.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(i)		(j)
Patrick J. Rusnak	2008	250,000			—	3,894		14,000	(3)	267,894
EVP/Chief Executive Officer (PEO/PFO)	2007	230,782		—	—	6,880	47,438	15,838	(4)	300,938

Rick E. Shamberger	2008	185,000		150,000		3,943	—	6,623	(5)	345,566
EVP/Chief Credit Officer	2007	165,375		22,000	—	9,626	24,216	—		221,217

B. Nicole Sherman	2008	185,000		61,667		3,894	15,725	16,400	(6)	282,686
EVP/Chief Banking Officer Utah	2007	165,375		—	—	6,880	43,824	15,020	(7)	231,099

Robert M. Daugherty (PEO)	2008	319,492	(8)	—	20,704	72,102		88,713	(9)	501,011
	2007	420,000		—	48,132	177,989	90,594	17,061	(10)	753,776

(1)	The amounts in column (e) and column (f) reflect the compensation cost of stock awards and option awards during the year indicated. The FAS 123(R) value is spread over the number of months of service required for the grant to vest which is referred to as the requisite service period in FAS 123(R). See the note to the AmericanWest Bancorporation Consolidated Financial Statements entitled “Stock Options” for a description of the assumptions made in determining FAS 123(R) values.

(2)	The amounts in column (g) were earned with respect to the year indicated and the compensation was paid in the first quarter of the following year.

(3)	The amount includes $4,800 in car allowance and $9,200 in 401(k) employer match.

(4)	The amount includes $4,521 in relocation expenses, $4,800 in car allowance and $6,517 in 401(k) employer match.

(5)	The amount includes $6,623 in 401(k) employer match.

(6)	The amount includes $ 7,200 in car allowance and $9,200 in 401(k) employer match.

(7)	The amount includes $7,200 in car allowance and $7,820 in 401(k) employer match.

(8)	The amount includes $70,000 of salary continuation paid in accordance with the terms of Mr. Daugherty’s employment agreement for the period of July 25, 2008 through September 20, 2008.

(9)	The amount includes $75,000 paid in connection with Mr. Daugherty’s execution of a separation and release agreement, $4,200 in car allowance and $8,852 in 401(k) employer match.

(10)	The amount includes $861 in membership dues, $7,200 in car allowance and $9,000 in 401(k) employer match.

Narrative

The Company has entered into employment agreements with each of the named executive officers which provide for, among other things, payment of a specified base annual salary (which may be increased on an annual basis in consideration of job performance and other relevant factors); eligibility for incentive, equity and deferred compensation programs; paid vacation; employee welfare benefits; automobile allowance in some cases; club membership dues in some cases; moving expenses in some cases; business expense reimbursement and post-termination benefits. The employment agreements for all of the named executive officers, with the exception of Mr. Shamberger, were entered into in connection with the initial hiring of the executive.

Information regarding the termination dates, post-termination benefits (including benefits payable by the Company in the event of a change in control) and restrictive covenants for each named executive officer’s employment agreement is included under the heading “Disclosure Regarding Post-Termination and Change in Control Benefits” on page 22 of this Proxy Statement.

Grants of Plan-Based Awards for the Fiscal Year Ended 2008

The Company made no grants of equity-based awards to the named executive officers during 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

Name	Number of Securities underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Patrick J. Rusnak,	300	1,200	(1)	—	24.22	1/2/2017	—	—	—		—
President and Chief Executive Officer (PEO/PFO)	—	—		—	—	—	—	—	9,000	(2)	6,750	(3)

Rick E. Shamberger	300	1,200	(1)	—	24.22	1/2/2017	—	—	—		—
EVP/Chief Credit Officer	1,000	—		—	21.14	2/16/2014	—	—	—		—
	3,850	—		—	17.79	10/31/2012	—	—	—		—
	3,850	—		—	17.79	10/31/2013	—	—	—		—
	—	—		—	—	—	—	—	3,000	(4)	2,250	(3)
									900	(5)	675	(3)

B. Nicole Sherman	300	1,200	(1)	—	24.22	1/2/2017	—	—
EVP/Chief Banking Officer, Utah	—	—		—	—	—	—	—	1,200	(5)	2,250	(3)
									3,000	(6)	675	(3)

Robert M. Daugherty	—	—		—	—	—	—	—	—		—
President & CEO (PEO)	—	—		—	—	—	—	—	—		—

(1)	Future vesting of 300 options on January 2, 2009, 2010, 2011 and 2012.

(2)	Performance stock award will vest on September 17, 2011, subject to achievement of specified performance targets.

(3)	The closing market value as of the close December 31, 2008 was $0.75. This value was used in the calculation of the market value for the unvested restricted shares.

(4)	Performance stock award will vest on January 2, 2010, subject to achievement of specified performance targets.

(5)	Performance stock award will vest on January 2, 2012, subject to achievement of specified performance targets.

(6)	Performance stock award will vest on January 4, 2010, subject to achievement of specified performance targets.

As of December 31, 2008, the following restricted stock and Performance Share grants were outstanding and subject to forfeiture should the performance targets for 2009 through 2011 not be achieved. In all cases, the performance target was established as the Company achieving an ROA of at least 1.00% for each fiscal year:

	2009	2010	2011	Total
P. Rusnak	3,000	3,000	3,000	9,000
R. Shamberger	1,800	1,800	300	3,900
N. Sherman	1,800	1,800	300	3,900

Pension Benefits

At the present time, the Company does not provide any pension benefits for any of the named executive officers.

Non-Qualified Deferred Compensation

At the present time, the Company does not have any deferred compensation agreements or plans for any of the named executive officers, although they have the elective option for such provided in their employment agreements.

DISCLOSURE REGARDING POST-TERMINATION AND CHANGE IN CONTROL BENEFITS

The Company has entered into employment agreements (“Agreements”) with each of its named executive officers which provide for financial benefits in the event of termination of his or her employment under the circumstances described below. In addition, stock options and restricted shares granted to the named executive officers provide for accelerated vesting and waiver of performance-based conditions for awards not previously vested in the event of a change in control.

The triggering events under the Agreements include:

•	Resignation for “good reason” and

•	Termination “without cause”

The amounts payable to the named executive officer increase if the triggering event occurs in connection with a “change in control.” These are defined terms in each of the Agreements, with the following meanings:

Good Reason—resignation by the executive officer because of a material reduction in compensation or benefits or a material reduction in title or responsibilities; a relocation of the executive’s principal office so that his or her one-way commuting distance is increased by more than 40 miles; failure of the Company (or a successor) to assume and perform obligations under the agreement; or any material breach of the agreement by the Company.

Without Cause—termination of the executive officer’s employment by the Company for any reason other than: the executive officer’s willful misfeasance or gross negligence in the performance of job duties; conviction of a crime in connection with job duties; conduct that is demonstrably and significantly harmful to the Company; or the inability of the executive officer to qualify for a surety bond.

Change in Control—a change in the ownership or effective control, or the ownership of a substantial portion of the assets, of the Company or of AmericanWest Bank (other than any internal reorganization).

Effect of Change in Control

The following table sets forth the amounts payable for termination of the named executive officers, excluding Mr. Daugherty, on the basis of a resignation for good reason or termination without cause occurring within two years following a change in control (assuming an effective termination date and change in control as of December 31, 2008).

Name	Payment Basis	Amount Payable ($)
P. Rusnak	Base salary for the greater of the remaining term of the agreement or two years, plus amount of bonus paid in prior 12 months, plus the pro rata portion of any incentive compensation earned by not yet paid	547,438

R. Shamberger	Base salary for two years, plus amount of bonus paid in prior 12 months, plus incentive compensation earned during any performance period completed on or before date of termination but not yet paid	416,216

N. Sherman	Base salary for two years, plus amount of bonus paid in prior 12 months, plus incentive compensation earned during any performance period completed on or before date of termination but not yet paid	413,825

Effect of Termination Unrelated to Change in Control

The following table sets forth the amounts payable for termination of the named executive officers employed by the Company as of December 31, 2008, on the basis of a resignation for good reason or termination without cause unrelated to a change in control. The amounts shown in the table assume the date of termination was December 31, 2008.

Name	Payment Basis	Amount Payable ($)
P. Rusnak	Base salary for greater of remaining contract term or one year, plus the pro rata portion of any incentive compensation earned by not yet paid	250,000

R. Shamberger	Base salary for greater of remaining contract term or one year, plus incentive compensation earned during any performance period completed on or before date of termination but not yet paid	384,192

N. Sherman	Base salary for greater of remaining contract term or one year, plus incentive compensation earned during any performance period completed on or before date of termination but not yet paid	402,185

Additional Terms

The Agreements provide for the payments noted in the table above to be made in equal monthly installments, in accordance with the Company’s standard payroll practices and, if so required under the provisions of Section 409A of the Internal Revenue Code, to not commence until the first day of the seventh month following the last day of employment.

The Agreements also provide for continuation of employee welfare benefits for the named executive officer (and any dependents, if applicable) for a period of 90 days following termination without cause or resignation for good reason, whether or not such termination or resignation is in connection with a change in control. To the extent it is not feasible for the Company to provide such coverage under existing group plans, it must provide alternative comparable coverage. The Company’s obligation to provide continuation of employee welfare benefits will terminate if the named executive officer becomes eligible for comparable coverage in connection with new employment. The estimated value of this benefit is approximately $3,400 per individual for a period of 90 days.

Each of the Agreements contains covenants prohibiting the named executive officer from soliciting any of the Company’s customers or attempting to induce any of the Company’s employees to work for a competing financial institution (within a defined geographic area) following termination for any reason. The non-solicitation provisions are effective for a period equal to the greater of one year following the date of termination or the balance remaining under the employment agreement as of the date of termination. In addition, each of the agreements provides for the named executive officer to strictly comply with the Company’s non-disclosure policies related to proprietary information while employed and subsequent to termination. Proprietary information includes such items as trade secrets, customer and prospective customer information and information related to the Company’s affiliates and subsidiaries. Finally, the Agreements for Mr. Rusnak and Ms. Sherman contain provisions regarding the named executive officer’s ability to compete with the Company in the event of termination of employment. The non-compete provisions differ for each of the named executive officers, based on the Company’s negotiations with each officer at the time the Agreement was entered into or amended. Mr. Rusnak’s Agreement provides that he may not, for the longer of one year after termination of the employment or the remainder of term of the Agreement, become involved with a financial institution that competes with AmericanWest Bank in Washington, Idaho or Utah, unless his employment is outside of those states. Ms. Sherman’s Agreement provides that she may not, for the longer of one year after termination of the employment or the remainder of term of the Agreement, become involved with a financial institution that competes with the Company or its affiliates within 150 miles of any AmericanWest Bank location, unless her employment does not involve responsibility for such competitor’s operations within 150 miles of any AmericanWest Bank location.

Effect of Change in Control or Termination on Equity Awards

The Agreements and equity award agreements with the named executive officers provide for the acceleration of vesting for equity awards, including stock option and restricted stock grants, upon a change in control or in the event of a termination without cause or for good reason.

The following table sets forth the value of unvested stock options and restricted stock grants based on the December 31, 2008 closing NASDAQ price of $0.75 per share(1):

Name	Stock Options	Restricted Stock	Total Equity Awards
P. Rusnak	—	$6,750	$6,750
R. Shamberger	—	$2,925	$2,925
N. Sherman	—	$2,925	$2,925

(1)	The table does not include the value of any unvested option which has an exercise price greater than $0.75.

280G Limitations

Each Agreement limits the amount of any payments made to the named executive officer as the result of a change in control, including the value of acceleration of any equity awards and continuation of employee benefits, to the maximum amount permissible to avoid an “excess parachute payment” under Section 280(g) of the Internal Revenue Code. Assuming a change in control occurred as of December 31, 2008, none of the named executive officer benefit payments (as reflected in the two tables above) would have exceeded the statutory excess parachute payment limit. Accordingly, no reduction or cut-back of the change in control benefits would have been required.

Severance Benefits Paid in 2008

Mr. Daugherty tendered his resignation effective July 24, 2008. Although Mr. Daugherty’s employment agreement did not provide for any benefits in the event of a resignation, the Company agreed to payment of the same severance benefit that would otherwise have been provided in the event of an involuntary termination, and an additional lump sum payment of $75,000, in consideration for Mr. Daugherty unconditionally releasing the Company from all claims. As set forth in the table below, the severance benefit included continuation of salary and benefits through the then remaining term of the employment agreement, continuation of welfare benefits through October 31, 2008 and immediate vesting of 1,871 restricted shares:

Salary continuation for two months	$70,000
Continuation of employee welfare benefits	3,943
Vesting of restricted stock awards	3,293

Total	$77,236

EXECUTIVE OFFICERS

The following table sets forth the age, position and the business experience during the past five years of the executive officers of the Company. All executive officers are elected or approved annually by and serve at the discretion of the Board of Directors.

Name	Age	Position and Principal Occupation for the Past Five Years
Patrick J. Rusnak	45	Chief Executive Officer of the Company and of AmericanWest Bank since July 2008. From September 2006 to July 2008, Mr. Rusnak served as Executive Vice President /Chief Operating Officer of the Company. Mr. Rusnak has served as Principal Financial Officer of the Company from September 2006 to the present. Mr. Rusnak served as Executive Vice President/Chief Operating Officer of Western Sierra Bancorp from May 2005 to June 2006, as Executive Vice President of Umpqua Holdings Corporation from July 2004 to February 2005 and as Executive Vice President/Chief Financial Officer of Humboldt Bancorp from October 2000 until its acquisition by Umpqua Holdings Corporation.

Jay B. Simmons	52	Executive Vice President, General Counsel and Secretary of the Company and of AmericanWest Bank since April 2008. Prior to joining the Company, Mr. Simmons served as Vice President/Legal Counsel for Zions Bancorporation for eight years. From 1993 to 1998, Mr. Simmons served as Senior Vice President, General Counsel and Secretary of Trans Financial, Inc.

Rick E. Shamberger	48	Executive Vice President & Chief Credit Officer of AmericanWest Bank since 2003. Prior to joining the Company, Mr. Shamberger served in a variety of credit risk management positions with U.S. Bank.

Nicole Sherman	38	Executive Vice President/Chief Banking Officer for the Utah operations of AmericanWest Bank since October 2008. Prior to this appointment, Ms. Sherman served as AmericanWest Bank’s Director of Retail Banking since December 2004. Prior to joining the Company, Ms. Sherman was CEO for Power Trainings International (PTI). Prior to PTI, she served in a variety of management positions for Zions First National Bank for 15 years.

Name	Age	Position and Principal Occupation for the Past Five Years
Brad L. Smith	59	Executive Vice President/Chief Banking Officer for the Washington and Idaho operations of AmericanWest Bank since October 2008. Prior to joining the Company, Mr. Smith served as Chief Executive Officer of Fresno First Bank on an interim basis during 2007, as Senior Vice President of Pacific Capital Bancorp from 2004 to 2007, and as President and Chief Executive Officer of Heritage Commerce Corporation from 1999 to 2004. Mr. Smith resigned from the Company and AmericanWest Bank effective March 6, 2009

Robert Harris	46	Executive Vice President/Chief Banking Officer for the Washington and Idaho Operations of AmericanWest Bank since March 2009. Prior to that appointment, Mr. Harris held the position of Executive Vice President/Director of Commercial Banking for Washington and Idaho from April 2007 to March 2009 and Senior Vice President of Commercial Lending from March 2005 to April 2007. Prior to joining the Company, Mr. Harris held a variety of commercial lending management positions with U.S. Bank..

Shelly L. Krasselt	32	Vice President and Controller of the Company since 2003 and appointed as Principal Accounting Officer in January 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2008 with respect to the Company’s compensation plans under which shares of the Company’s common stock are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	320,701	$13.38	600,447
Equity compensation plans not approved by security holders	—	—	—
Total	320,701	$13.38	600,447

The above number of securities to be issued upon exercise of outstanding options, warrants and rights, and the weighted average exercise price of outstanding options, warrants and rights, does not reflect grants of 70,771 restricted performance shares. These grants were issued subject to an equity compensation plan approved by shareholders and the shares are taken into account in the number of securities remaining available for future issuance under equity compensation plans shown above.

RELATED PARTY TRANSACTIONS AND BUSINESS RELATIONSHIPS

Some of the Company’s directors and executive officers were customers of AmericanWest Bank during 2008 and had transactions with AmericanWest Bank in the ordinary course of business. In addition, some of the Company’s directors and executive officers are officers, directors or shareholders of corporations or partners or members of partnerships, limited liability companies or other entities (each a “Related Party”) which were customers of AmericanWest Bank during the last fiscal year and had transactions with AmericanWest Bank in the ordinary course of business. All loans included in such transactions were made in the ordinary course of business, were on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than any normal risk of collectability or present other unfavorable features. All transactions (including all loans but excluding deposit accounts opened on terms and conditions generally available to similarly situated customers) between the Company or AmericanWest Bank and any director, executive officer, or Related Party are presented to the full Board for consideration and approval, with the interested director or executive officer not participating in the discussion. The total amount of extensions of credit outstanding as of December 31, 2008 issued to directors, executive officers and Related Parties was $11,547,000.

AUDIT COMMITTEE MATTERS

During calendar year 2008, the Audit and Compliance Committee (“Audit Committee”) was from time to time comprised of Mr. Anderson, Ms. Carnes (Chair), Mr. Swartz and Mr. Taylor. Ms. Carnes is deemed an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K, and independent within the meaning of the NASDAQ Marketplace Rules.

Audit Committee Charter

The Audit Committee operates pursuant to a written charter approved by the Company’s Board of Directors. Each member of the Audit Committee is deemed “independent” in accordance with regulations under the Security Exchange Act of 1934 and the NASDAQ Marketplace Rules. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The Audit Committee Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal audit department and management of the Company. A copy of the Company’s Audit Committee Charter may be obtained from the Company’s website: www.awbank.net.

REPORT OF THE AUDIT COMMITTEE.(1)

With respect to the Company’s audited financial statements for the year ended December 31, 2008, the Audit Committee has:

•	completed its review and discussion of the Company’s 2008 audited financial statements with management;

•

discussed with the Company’s independent auditors, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•

received written disclosures, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, indicating all relationships, if any, between the independent auditors and its related entities and the Company and its related entities which, in the auditors’ professional judgment, reasonably may be thought to bear on the auditors’ independence, and the letter from the independent auditors confirming that, in its professional judgment, it is independent from the Company and its related entities, has discussed with the auditors the auditors’ independence from the Company, and has considered whether the provision of non-audit services is compatible with maintaining their independence; and

•

recommended to the Board, based on its review and discussions with management and discussions with the independent auditors, that the Company’s audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit and Compliance Committee:

Kay C. Carnes (Chair)

Douglas K. Anderson

P. Mike Taylor

(1)	This section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Moss Adams LLP as the Company’s independent auditors for the years ended December 31, 2008 and December 31, 2007.

Fees Billed to the Company by Moss Adams LLP During 2008 and 2007

	2008	2007
Audit Fees	$263,015	$294,500
Audit Related Fees	68,737	10,600
Tax Fees	1,714	1,624
All Other Fees	—	—

Total Fees Billed	$333,467	$306,724

Audit Fees

The “Audit Fees” shown in the table above are the aggregate fees billed by Moss Adams LLP in the years ended December 31, 2008 and December 31, 2007 for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s Forms 10-Q .

Audit-Related Fees

The “Audit-Related Fees” shown in the table above are the aggregate fees billed by Moss Adams LLP during the years ended December 31, 2008 and December 31, 2007 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, but not included in Audit Fees above. The Audit-Related Fees for 2008 consisted mainly of work performed for the preparation of a Form S-3 and goodwill impairment analysis, and for 2007 consisted mainly of work related to the Far West Bancorporation merger.

Tax Fees

The “Tax Fees” shown in the table above are the aggregate fees billed by Moss Adams LLP during the years ended December 31, 2008 and December 31, 2007 for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

The “All Other Fees” shown in the table above are the aggregate fees billed by Moss Adams LLP during the years ended December 31, 2008 and December 31, 2007 for all other products and services rendered, other than the services described under Audit Fees, Audit-Related Fees and Tax Fees above. For the years ended 2007 and 2008, there were no All Other Fees.

The Audit Committee has considered the provision of non-audit services provided by Moss Adams LLP to be compatible with maintaining the independence of Moss Adams LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by Moss Adams LLP for services described under Audit Related Fees, Tax Fees and All Other Fees above were approved per the Audit Committee’s pre-approval policies.

It is anticipated that a representative of Moss Adams LLP will be attending the Meeting with an opportunity to make a statement, if any, and to respond to appropriate questions.

OTHER INFORMATION

Expenses of Solicitation

The Company will bear the entire cost of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by mail, telephone, facsimile or electronic mail.

Shareholder Proposals

Under the Company’s Bylaws, no business, including nominations of candidates for election as directors, may be brought before an annual meeting unless (i) it is specified in the notice of the meeting, (ii) is otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) is brought before the meeting by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) not less than 100 and not more than 150 days prior to the first anniversary of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting. For a shareholder nomination or other proposal to be brought before the Company’s 2010 Annual Meeting of Shareholders, notice of such proposal must be received by the Company’s Secretary no earlier than November 10, 2009 and no later than December 30, 2009.

These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder nomination or other proposal included in the Company’s proxy statement and proxy card.

Shareholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Shareholders in 2010 may do so by complying with the requirements of the Rules and Regulations promulgated by the Securities and Exchange Commission applicable to such shareholder proposals. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 10, 2009. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.

Other Communications to Directors

Shareholders may send communications to the entire Board by mail addressed to Mr. Eerkes, or to any individual director by mail addressed to that director, at the address indicated at the beginning of this Proxy Statement.

“Householding” of Documents

The Company is sending one annual report and proxy statement to eligible shareholders who share a single address unless the Company receives instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If a shareholder of record residing at an address with other shareholders of record wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s transfer agent, Illinois Stock Transfer Company (“ISTC”), 209 W. Jackson Blvd. Suite 903, Chicago, Illinois 60606, or call (800) 757-5755 or (312) 427-2953. An eligible shareholder of record receiving multiple copies of the Company’s annual report and proxy statement can request householding by contacting the Company at the same address. If you own shares through a Broker, you should contact the Broker concerning householding procedures. Even if your household has received only one annual report and one proxy statement, a separate proxy card has been provided for each shareholder account. Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope.

Other

The Company’s 2008 Annual Report on Form 10-K, including financial statements, is being sent to shareholders of record as of April 15, 2009, together with this Proxy Statement.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other business properly comes before the Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

AmericanWest Bancorporation

41 W. Riverside Avenue, Suite

400 Spokane, WA 99201

ANNUAL MEETING

MAY 28, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606

DETACH PROXY CARD HERE

Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholders(s). If no direction is made, this proxy will be voted “FOR” all of the listed nominees for director and “FOR” ratification of the appointment of Moss Adams LLP as the independent auditors to the Company for the year ending December 31, 2009. In addition, unless you mark the following box, you are conferring discretionary authority on the individuals named on the opposite side of this proxy card to vote, to the extent legally permissible and in their best judgment, on any other business that properly comes before the Annual Meeting, including without limitation adjournment of the Annual Meeting or the election of any person as a director as a substitute for any nominee named in this proxy card if such nominee is unable to serve or for good cause will not serve. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned shareholder(s) do not confer discretionary authority.

VOTER CONTROL NUMBER ABOVE NAME HERE

Signature

Signature

Date , 2009

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AmericanWest Bancorporation

If you personally plan to attend the Annual Meeting of Shareholders please check the box below and list the names of attendees on the reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2009 Annual Meeting.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Visit our Internet voting site at www.illinoisstocktransfer.com, click on the “Internet Voting” tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Daylight Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.

2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.

4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting.

Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Daylight Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

PLEASE LIST

NAMES OF PERSONS ATTENDING

REVOCABLE PROXY - AmericanWest Bancorporation

Annual Meeting of Shareholders, May 28, 2009

The undersigned shareholder(s) of AmericanWest Bancorporation, a Washington Corporation (the “Company”), does (do) hereby constitute and appoint Wade A. Griffith, EVP/Chief Information Officer and Rick E. Shamberger, EVP/Chief Credit Officer, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the AmericanWest Bank Support Center, 110 South Ferrall, Spokane, WA 99202 on May 28, 2009, at 1:00 p.m. (PDT) and at any adjournment thereof, and to vote all the shares of AmericanWest Bancorporation standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below. PLEASE MARK YOUR VOTE IN THE APPROPRIATE BOX USING DARK INK ONLY.

1. The election of seven (7) directors of the Company’s Board of Directors to serve until the annual meeting of shareholders in 2010.

VOTE VOTE

FOR WITHHELD FOR WITHHELD

01 J. Frank Armijo 05 Patrick J. Rusnak

02 Kay C. Carnes 06 Donald H. Swartz

03 Craig D. Eerkes 07 P. Mike Taylor

04 H. Don Norton

2. The ratification of the appointment of Moss Adams LLP as independent auditors to the Company for the year ending December 31, 2009.

FOR AGAINST ABSTAIN

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote FOR each of its nominees for director and FOR the ratification of the appointment of Moss Adams LLP as independent auditors to the Company for the year ending December 31, 2009.

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed, postage-prepaid envelope is enclosed for your convenience.